Exhibit 4.6

Jasper Therapeutics, Inc.
Restricted Stock Award Grant Notice
(2024 Equity Incentive Plan)

Jasper Therapeutics, Inc. (the “Company”) has awarded to you (the “Participant”) the number of shares of Common Stock on the terms set forth below in consideration of your services (the “Restricted Stock”). The grant of the Restricted Stock (the “Restricted Stock Award”) is subject to all of the terms and conditions as set forth herein and in the Company’s 2024 Equity Incentive Plan (the “Plan”) and the Award Agreement (the “Agreement”), which are incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement.

Participant:

Date of Grant:

Grant Number:

Vesting Commencement Date:

Number of Shares of Restricted Stock:

Vesting Schedule:	The Restricted Stock Award will vest as follows:

[Twenty-five percent (25%) of the shares of Common Stock subject to the Restricted Stock Award will vest on each one (1) year anniversary of the Vesting Commencement Date, subject to the Participant’s Continuous Service through each applicable vesting date.][1]

Notwithstanding the foregoing, vesting shall terminate upon the Participant’s termination of Continuous Service.

Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

●	This Restricted Stock Award is governed by this Restricted Stock Award Grant Notice (the “Grant Notice”), and the provisions of the Plan and the Agreement, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Agreement (together, the “Restricted Stock Award Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.

●	You have read and are familiar with the provisions of the Plan, the Restricted Stock Award Agreement and the prospectus prepared for the Plan (the “Prospectus”). In the event of any conflict between the provisions in the Restricted Stock Award Agreement, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.

●	The Restricted Stock Award Agreement sets forth the entire understanding between you and the Company regarding the issuance of the Restricted Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this Restricted Stock Award.

[1]	To be updated as needed.

Jasper Therapeutics, Inc.		Participant:

By:
	Signature		Signature

Title:		Date:
Date:

Jasper Therapeutics, Inc.
2024 Equity Incentive Plan
Award Agreement (Restricted Stock Award)

As reflected by your Restricted Stock Award Grant Notice (“Grant Notice”), Jasper Therapeutics, Inc. (the “Company”) has granted you a number of shares of Restricted Stock under its 2024 Equity Incentive Plan (the “Plan”) as indicated in your Grant Notice (the “Restricted Stock Award”). The terms of your Restricted Stock Award as specified in this Award Agreement for your Restricted Stock Award (the “Agreement”) and the Grant Notice constitute your “Restricted Stock Award Agreement”. Defined terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or the Plan, as applicable.

The general terms applicable to your Restricted Stock Award are as follows:

1. Governing Plan Document. Your Restricted Stock Award is subject to all the provisions of the Plan. Your Restricted Stock Award is further subject to all interpretations, amendments, rules and regulations, which may, from time to time, be promulgated and adopted pursuant to the Plan. In the event of any conflict between the Restricted Stock Award Agreement and the provisions of the Plan, the provisions of the Plan shall control.

2. Grant of the Restricted Stock Award. Effective as of the Date of Grant, the Company shall issue the shares of Restricted Stock to you and shall (a) cause a share certificate or certificates representing the shares of Restricted Stock to be registered in your name, or (b) cause such shares of Restricted Stock to be held in your name in book entry form. If a share certificate is issued, it shall be delivered to and held in custody by the Company until the shares become vested (and you have satisfied the applicable withholding requirements, as described below). If the shares are held in book entry form, then such entry will reflect that the shares are subject to the restrictions of this Restricted Stock Award Agreement. Any additional shares of Common Stock that become subject to the Restricted Stock Award pursuant to Capitalization Adjustments as set forth in the Plan and the provisions of Section 5 below, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions and restrictions on transferability as applicable to the other shares of Restricted Stock covered by your Restricted Stock Award.

3. Vesting. The shares of Restricted Stock evidenced by this Restricted Stock Award Agreement will vest in accordance with the provisions set forth in the Grant Notice, provided that you have been in Continuous Service from the Date of Grant until the date that such vesting occurs and you otherwise comply with the requirements set forth in this Restricted Stock Award Agreement and the Plan.

4. Forfeiture Upon Termination of Continuous Service. Notwithstanding any contrary provision of this Restricted Stock Award Agreement, the balance of the shares of Restricted Stock that have not vested as of the date of your termination of Continuous Service for any or no reason will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company upon the date of such termination and you will have no further rights with respect to such unvested shares. You agree to take any action and execute and deliver any document that the Company requests to effect the return of your unvested shares of Restricted Stock. In the event that you do not cooperate with the Company in this regard, you hereby appoint and designate the Company as your attorney-in-fact for the purpose of taking any action and signing any document, in your name, which the Company determines is necessary to enforce the forfeiture.

5. Rights as a Stockholder. Except as otherwise provided in this Restricted Stock Award Agreement or the Plan, upon the Company’s issuance of the shares of Restricted Stock to you (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), you shall have all the rights of a stockholder with respect to said shares of Restricted Stock; provided, however, that you shall not be entitled to accrue or receive any cash dividends declared with respect to the shares of Restricted Stock until such time as the shares are vested.

6. Withholding Obligations.

(a) Regardless of any action taken by the Company or, if different, the Affiliate to which you provide Continuous Service (the “Service Recipient”) with respect to any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items associated with the grant or vesting of the Restricted Stock Award or sale of the underlying Common Stock or other tax-related items related to your participation in the Plan and legally applicable to you (the “Tax Liability”), you hereby acknowledge and agree that the Tax Liability is your ultimate responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. You further acknowledge that the Company and the Service Recipient (i) make no representations or undertakings regarding any Tax Liability in connection with any aspect of this Restricted Stock Award, including, but not limited to, the grant or vesting of the Restricted Stock Award, the issuance of Common Stock pursuant to such vesting, the filing of an election pursuant to Section 83(b) of the Code, the subsequent sale of shares of Common Stock, and the payment of any dividends on the Common Stock; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Award to reduce or eliminate your Tax Liability or achieve a particular tax result. Further, if you are subject to Tax Liability in more than one jurisdiction, you acknowledge that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax Liability in more than one jurisdiction. If you are a U.S. taxpayer, you understand that you may elect, for purposes of U.S. tax law, to be taxed at the time the shares of Restricted Stock are granted rather than when such shares vest by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days from the date of grant of the Restricted Stock Award and providing a copy of such election to the Company. You acknowledge that filing such election is solely your responsibility and that you should consult with your own tax adviser regarding whether to file the election.

(b) Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax Liability. As further provided in Section 8 of the Plan, you hereby authorize the Company and any applicable Service Recipient to satisfy any applicable withholding obligations with regard to the Tax Liability by any of the following means or by a combination of such means: (i) causing you to pay any portion of the Tax Liability in cash or cash equivalent in a form acceptable to the Company; (ii) withholding from any compensation otherwise payable to you by the Company or the Service Recipient; (iii) withholding shares of Common Stock from the shares of Common Stock otherwise deliverable to you in connection with the Award; provided, however, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or the Company’s Compensation Committee; (iv) permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), pursuant to this authorization and without further consent, whereby you irrevocably elect to sell a portion of the shares of Common Stock otherwise deliverable to you to satisfy the Tax Liability and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Tax Liability directly to the Company or the Service Recipient; and/or (v) any other method determined by the Company to be in compliance with Applicable Law. Furthermore, you agree to pay the Company or the Service Recipient any amount the Company or the Service Recipient may be required to withhold, collect or pay as a result of your participation in the Plan or that cannot be satisfied by the means previously described. In the event it is determined that the amount of the Tax Liability was greater than the amount withheld by the Company and/or the Service Recipient (as applicable), you agree to indemnify and hold the Company and/or the Service Recipient (as applicable) harmless from any failure by the Company or the applicable Service Recipient to withhold the proper amount.

(c) The Company may withhold or account for your Tax Liability by considering statutory withholding amounts or other withholding rates applicable in your jurisdiction(s), including (i) maximum applicable rates in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash (whether from applicable tax authorities or the Company) and you will have no entitlement to the equivalent amount in Common Stock or (ii) minimum or such other applicable rates in your jurisdiction(s), in which case you may be solely responsible for paying any additional Tax Liability to the applicable tax authorities or to the Company and/or the Service Recipient. If the Tax Liability withholding obligation is satisfied by withholding shares of Common Stock, for tax purposes, you are deemed to have received the full number of shares of Common Stock subject to the vested portion of the Restricted Stock Award, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying such Tax Liability.

(d) You acknowledge that you may not participate in the Plan and the Company shall have no obligation to deliver shares of Common Stock until you have fully satisfied the Tax Liability, as determined by the Company. Unless any withholding obligation for the Tax Liability is satisfied, the Company shall have no obligation to deliver to you any Common Stock in respect of the Restricted Stock Award and such shares will be returned to the Company at no cost to the Company.

7. Transferability. Except as otherwise provided in the Plan, your Restricted Stock Award is not transferable, except by will or by the applicable laws of descent and distribution and no unvested shares of Restricted Stock may be transferred until such shares become vested.

8. Change in Control. Your Restricted Stock Award is subject to the terms of any agreement governing a Change in Control involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.

9. No Liability for Taxes. As a condition to accepting the Restricted Stock Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the Restricted Stock Award or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the Restricted Stock Award and have either done so or knowingly and voluntarily declined to do so.

10. Severability. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

11. Other Documents. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Trading Policy.

12. Questions. If you have questions regarding these or any other terms and conditions applicable to your Restricted Stock Award, including a summary of the applicable federal income tax consequences please see the Prospectus.

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